UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 23, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A123 Systems, Inc. (“A123” or the “Company”) has appointed Edward Kopkowski, age 49, as the Company’s Chief Operating Officer, effective as of January 23, 2012. Prior to joining A123, since 2009 Mr. Kopkowski was the Vice President of Global Operations of Dana Operating Systems at Dana Holding Corporation, a manufacturer of automotive components. From 2006 to 2008, Mr. Kopkowski was the Vice President of North America Traction Operations at Dana Holding Corporation. From 2004 to 2006, Mr. Kopkowsi was the President of the North America Wheel Group and Commercial Highway Division at Hayes Lemmerz International, Inc., a manufacturer of automotive wheels and other products, and prior to that he was Vice President of Operational Excellence at Hayes Lemmerz International.  Mr. Kopkowski holds a Bachelor of Science degree in Mechanical Engineering from Purdue University and a Masters in Management from Nazareth College.

Pursuant to the terms of an employment offer letter, dated January 6, 2012, between Mr. Kopkowski and A123 (the “Kopkowski Agreement”), Mr. Kopkowski will receive an annual base salary of $345,000 and a sign-on bonus of $125,000.  The sign-on bonus is payable in two $62,500 disbursements, the first is payable on the thirtieth (30th) day after commencement of employment and the second is payable on June 1, 2012. Mr. Kopkowski is also eligible to receive an annual bonus of up to 60% of his annual base salary under the terms of A123’s annual cash incentive bonus plan for its executives (the “Management Bonus Plan”). The Management Bonus Plan is intended to compensate A123’s executives for the achievement of company strategic, operational, financial and individual goals. Amounts payable under the Management Bonus Plan are calculated as a percentage of the applicable executive’s base salary and will depend on the extent that corporate goals and individual performance objectives are achieved. No bonus is paid if the aggregate attainment falls below certain minimums.

Mr. Kopkowski will also be eligible for reimbursement for usual and customary expenses incurred in connection with his relocation from Ohio to Michigan and which must be repaid to A123 if Mr. Kopkowski voluntarily resigns or is terminated for cause within 12 months of his relocation date.

Pursuant to the Kopkowski Agreement, the Company has agreed, subject to approval by its Board of Directors, to grant Mr. Kopkowski a stock option to purchase 290,000 shares of A123’s common stock (the “Stock Option Award”) at an exercise price equal to the closing price of A123’s common stock as listed on the NASDAQ Global Select Market on the date of grant and 100,000 restricted stock units (the “RSU Award” and together with the Stock Option Award, the “Equity Awards”), in each case, pursuant to the Company’s 2009 Stock Incentive Plan, as amended. The Equity Awards shall vest as to 25% of the shares upon the one-year anniversary of Mr. Kopkowski’s employment start date and 6.25% of the shares subject to the grant will vest on each successive three-month period following the one-year anniversary, until vested in full on the fourth anniversary of Mr. Kopkowski’s start date. The Stock Option Award will terminate 10 years from the date of grant.

Mr. Kopkowski will also enter into A123’s customary executive retention agreement that provides certain benefits in connection with a change of control of A123.  Under the agreement, upon a change of control, Mr. Kopkowski would be entitled to receive accelerated vesting of unvested stock option and restricted stock awards equal to 50% of the unvested amounts.  If Mr. Kopkowski’s employment was terminated within 24 months after the change of control either by him for “good reason” or by the Company without “cause” (as defined in the executive retention agreement), Mr. Kopkowski would be entitled to receive full accelerated vesting of unvested stock option and restricted stock awards upon the termination,  payment of his base salary for 12 months, his target bonus for the year in which termination occurs and the continuation of his benefits for 12 months or, if earlier, until he receives similar benefits from another employer. The agreement also provides that if A123 terminates the employment of Mr. Kopkowski without cause prior to a change of control, he will be entitled to payment of his base salary for 12 months and the continuation of his benefits for 12 months or, if earlier, until he receives similar benefits from another employer.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1                           Press Release dated January 19, 2012, entitled “A123 Systems Names Edward Kopkowski Chief Operating Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: January 23, 2012	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 19, 2012, entitled “A123 Systems Names Edward Kopkowski Chief Operating Officer”